Exhibit 99.1

FOR IMMEDIATE RELEASE:	September 27, 2013
CONTACT:	Paul Askegaard
Aetrium Incorporated
(651) 704-1812
NASDAQ:	ATRM

AETRIUM REPORTS REVERSE STOCK SPLIT

St. Paul, Minn (9/27/13)—Aetrium Incorporated (Nasdaq:ATRM) today announced that it is implementing a one-for-ten reverse stock split of its common stock that will be effective at 12:01 am CDT on October 11, 2013.

“We believe it is in the best interests of our shareholders to maintain our listing on the Nasdaq Stock Market,” said Joseph C. Levesque, Aetrium’s president and chief executive officer. “Accordingly, we are implementing this reverse stock split in order to regain compliance with Nasdaq’s minimum $1 bid price listing requirement.”

Certain matters in this news release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2012.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.